Exhibit 99.1

COGNA EDUCAÇÃO S.A.

CNPJ/MF nº 02.800.026/0001-40

NIRE 31.300.025.187

Publicly Held Company

MATERIAL FACT

COGNA EDUCAÇÃO S.A. (B3: COGN3) (“Cogna” or the “Company”), in compliance with Article 157, paragraph 4, of Law No. 6,404/76, as amended, and with the regulations of the Brazilian Securities and Exchange Commission (“CVM”), in particular CVM Resolution No. 44, of August 24, 2021, as amended, hereby informs its shareholders and the market in general of its intention to launch a tender offer (“Tender Offer”) for up to all of the outstanding Class A common shares (excluding Class A common shares held directly or indirectly by Cogna) issued by Vasta Platform Limited, a subsidiary of the Company duly incorporated and validly existing under the laws of the Cayman Islands, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Vasta”), which is currently registered with the U.S. Securities and Exchange Commission (“SEC”) and listed and traded on the Nasdaq Global Select Market (“Nasdaq”). The Tender Offer, once commenced by the Company, will seekto result in the delisting of Vasta’s Class A common shares from Nasdaq and the deregistration of Vasta with the SEC.

The Company expects that the purchase price to be offered for Vasta’s outstanding Class A common shares will be US$5.00 per Class A common share.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell Class A common shares of Vasta. The solicitation and offer to buy Class A common shares of Vasta will only be made pursuant to an offer to purchase and related materials, once filed with the SEC. The commencement of the Tender Offer is expected in the near term and will be subject to customary conditions for this type of transaction, which will be disclosed in the Tender Offer documents and may include, among others, review and approval by applicable regulatory authorities, including authorization by the SEC, minimum participation, passing of necessary corporate approvals and certain conditions relating to the international capital markets.

The Company will keep the market informed of developments or resolutions regarding the information provided in this Material Fact, in accordance with CVM regulations and applicable law.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This announcement contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Cogna and Vasta resulting from and following the implementation of the transaction described herein. These statements are based on management’s current expectations and are inherently subject to risks, uncertainties and changes in circumstance, including the satisfaction of closing conditions for the transaction, including regulatory approval, and the possibility that the transaction will not be completed. None of Cogna or Vasta undertake any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Tender Offer for the outstanding Class A common shares of Vasta has not been commenced. At the time the Tender Offer is commenced, Cogna will file a tender offer statement on Schedule TO with the SEC and thereafter, Vasta will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Tender Offer. Investors and security holders are urged to read these materials (including an offer to purchase, a related letter of transmittal and certain other tender offer documents) carefully when they become available since they will contain important information, including the terms and conditions of the Tender Offer. The offer to purchase, solicitation/recommendation statement and related materials will be filed with the SEC, and investors and security holders may obtain a free copy of these materials (when available) and other documents filed by Cogna and Vasta with the SEC at the website maintained by the SEC at www.sec.gov.

Belo Horizonte, September 15, 2025.

Frederico da Cunha Villa

Chief Financial and Investor Relations Officer

2